UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

High Wire Networks, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

HIGH WIRE NETWORKS, INC.

30 North Lincoln Street

Batavia, Illinois 60510

INFORMATION STATEMENT IN LIEU OF ANNUAL MEETING OF STOCKHOLDERS

Dear High Wire Networks, Inc. Stockholder:

The purpose of this letter and the enclosed Information Statement is to inform you that stockholder holding shares of Series B Preferred Stock (the “Series B Preferred”), representing in excess of a majority of the voting power of the capital stock (the “Consenting Stockholder”) of High Wire Networks, Inc. (“we”, “us”, or “our”) have executed a written consent dated January 17, 2025 (the “Written Consent”) in lieu of a special or annual meeting to effectuate the following (the “Action”):

1.	To (i) authorize up to a 1-for-250 reverse stock split of our Common Stock (the “Reverse Stock Split”), (ii) in connection therewith, approve a Certificate of Change pursuant to Nevada Revised Statutes 78.209 (the “Certificate of Change”) to effectuate the Reverse Stock Split, and (iii) authorize any other action deemed necessary to effectuate the Reverse Stock Split, without further approval or authorization of our stockholders, at any time within 12 months of the approval of the Action.

The required consent of at least a majority of the votes allocated to our voting shares was given for each of the actions listed above.

The Board believes it would not be in the best interests of our company and our stockholders to incur the costs of holding a meeting or of soliciting proxies or consents from additional stockholders in connection with these actions. Based on the foregoing, the Board has determined not to call a meeting of stockholders to authorize these actions.

A copy of the form of Certificate of Change to effectuate the Reverse Stock Split is attached hereto as Appendix A.

Pursuant to Rule 14c-2 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), the Actions will become effective on or after [________], 2025, which is 20 calendar days following the date we first mailed the Information Statement to our stockholders.

The accompanying Information Statement is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Exchange Act and the rules and regulations prescribed thereunder. As described in the Information Statement, the Action has been approved by stockholders representing more than a majority of the voting power of our outstanding capital stock. We are not soliciting your proxy or consent in connection with the matters discussed above. You are urged to read the Information Statement in its entirety for a description of the Action approved by the Consenting Stockholder.

The Information Statement is being mailed on or about [___________], 2025 to stockholders of record as of [_____________], 2025.

THIS IS FOR YOUR INFORMATION ONLY. YOU DO NOT NEED TO DO ANYTHING IN RESPONSE TO THIS INFORMATION STATEMENT. THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

Yours truly,

/s/ Mark Porter
Batavia, Illinois	Mark Porter
[______________], 2025	Chief Executive Officer

HIGH WIRE NETWORKS, INC.

30 North Lincoln Street

Batavia, Illinois 60510

INFORMATION STATEMENT

(Dated [________], 2025)

NO VOTE OR OTHER ACTION OF TITAN’S STOCKHOLDERS IS REQUIRED IN
CONNECTION WITH THIS INFORMATION STATEMENT.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE NOT REQUESTED TO SEND US A PROXY.

High Wire Networks, Inc., a Nevada corporation (“we”, “us”, or “our”) is furnishing this information statement (the “Information Statement”) to our stockholders in full satisfaction of any notice requirements we may have under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the Nevada Revised Statutes (the “NRS”). No additional action will be undertaken by us with respect to the receipt of written consents, and no dissenters’ rights with respect to the receipt of the written consents, and no dissenters’ rights under the NRS, are afforded to our stockholders as a result of the adoption of the actions contemplated herein.

This Information Statement is being mailed on or about [________], 2025 to the holders of record of our Common Stock at the close of business on January 17, 2025 (the “Record Date”), in connection with actions approved by written consent dated January 17, 2025 (the “Written Consent”) in lieu of an annual meeting to effectuate the following (the “Action”):

●	To (i) authorize up to a 1-for-250 reverse stock split of our Common Stock (the “Reverse Stock Split”), (ii) in connection therewith, approve a Certificate of Change to effectuate the Reverse Stock Split, and (iii) authorize any other action deemed necessary to effectuate the Reverse Stock Split, without further approval or authorization of our stockholders, at any time within 12 months of the approval of the Action.

This Information Statement is being mailed on or about [______], 2025 to our stockholders of record as of the Record Date.

The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of its Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

Our corporate offices are located at 30 North Lincoln Street, Batavia, Illinois 60510 and our telephone number is (952) 974-4000.

Except as otherwise described herein, no director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Action, which is not shared by all other holders of our Common Stock.

Once our board of directors (the “Board”) decides to implement the Reverse Stock Split, it will become effective on the date of filing of a Certificate of Change with the office of the Secretary of State of the State of Nevada. Additionally, the Certificate of Change may not be filed until at least 20 calendar days after the mailing of this Information Statement.

The Certificate of Change will be effective when filed with the Nevada Secretary of State. We will not make such filing until on or after [____________], 2025, a date that is 20 calendar days after this Information Statement is first sent to our stockholders.

Under the NRS, our stockholders are not entitled to dissenters’ rights with respect to the Action.

No security holders have transmitted any proposals to be acted upon by us.

VOTE REQUIRED AND INFORMATION ON CONSENTING STOCKHOLDER

We are not seeking consents, authorizations or proxies from you.

As of the date of the Written Consent, we had (i) 251,151,117 shares of common stock, par value $0.00001 per share (the “Common Stock”), issued and outstanding and entitled to vote, which for voting purposes are entitled to one vote per share; (ii) no shares of Series A Preferred Stock (“Series A Preferred”) issued and outstanding, which are not entitled to vote; (iii) 1,000 shares of Series B Preferred Stock (“Series B Preferred”) issued and outstanding and entitled to vote, which for voting purposes are entitled to vote together with the Common Stock such that the aggregate voting power of the Series B Preferred is equal to 51% of our total voting power, (iv) 943 shares of Series D Preferred Stock (“Series D Preferred”) issued and outstanding and entitled to vote, which for voting purposes are entitled to vote as if the Series D Preferred are converted to Common Stock, (v) 311 shares of Series E Preferred Stock (“Series E Preferred”) issued and outstanding and entitled to vote, which for voting purposes are entitled to vote as if the Series E Preferred are converted to Common Stock and (vi) 90 shares of Series F Preferred Stock issued and outstanding and entitled to vote (“Series F Preferred” and, together with the Series A Preferred, Series B Preferred and Series D Preferred, the “Preferred Stock”), which for voting purposes are entitled to vote as if the Series F Preferred are converted to Common Stock. In total, as of the date of the Written Consent, we had shares of capital stock issued and outstanding and entitled to an aggregate of 329,109,994 votes.

On January 17, 2025, the following consenting stockholder (the “Consenting Stockholder”), owning 100% of the outstanding shares of Series B Preferred allowing such Consenting Stockholder to cast votes such that the aggregate voting power of the Series B Preferred is equal to 51% of the total voting power of the Company, delivered the executed Written Consent authorizing the Action described herein. The Consenting Stockholder’s name, affiliation with our company and holdings are as follows:

Name	Affiliation	Number of Voting Shares		% of Total Voting Control
Mark Porter	Chief Executive Officer	1,000	(1)	51.0%

(1)	Includes 1,000 shares of Series B Preferred, pursuant to which the aggregate voting power of such Series B Preferred is equal to 51% of the total voting power of the Company. All outstanding shares of Series B Preferred are held by Mr. Porter.

Pursuant to our existing Bylaws and the NRS, the holders of the issued and outstanding shares of Common Stock, or Preferred Stock voting rights, representing a majority of voting power may approve and authorize the Action by written consent as if such Action was undertaken at a duly called and held meeting of stockholders. In order to significantly reduce the costs and management time involved in soliciting and obtaining proxies to approve the Actions, and in order to effectuate the Actions as early as possible, the Board elected to utilize, and did in fact obtain, the Written Consent of the Consenting Stockholder. The Written Consent satisfies the stockholder approval requirement for the Action. Accordingly, under the NRS and the Bylaws, no other approval by the Board or our stockholders is required in order to effectuate the Action.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our Common Stock owned beneficially as of January 17, 2025, or convertible or exercisable within the next 60 days thereafter, by: (i) our directors; (ii) our named executive officers; and (iii) each person or group known by us to beneficially own more than 5% of our outstanding shares of Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Common Stock		Preferred Stock		Aggregate Voting Shares
Name of Beneficial Owner	No. of Shares		No. of Shares		No. of Shares	%(1)
Named Executive Officers and Directors:
Mark W. Porter	7,724,627	(2)	1,480	(3)	29,057,960	59.8	%(4)
Curtis E. Smith(5)	3,777,920		—		3,777,920	*	%
Stephen W. LaMarche(6)	3,805,510		—		3,805,510	*	%
Peter H. Kruse(7)	1,355,868		—		1,355,868	*	%
Executive Officers and Directors as a Group (four persons)	16,663,925		—		37,997,258	11.5%
5% Beneficial Owners:
Sharon Kizer(8)	55,000,000		—		55,000,000	16.7%
Aaron Kizer(9)	11,000,000		—		11,000,000	3.3%
Jason Kizer(10)	22,000,000		—		22,000,000	6.7%
William Kizer(11)	22,000,000		—		22,000,000	6.7%
Herald Investment Management(12)	23,000,000		—		23,000,000	7.0%

*	Less than 1%.

(1)	The ownership percentages in this column have been calculated on the basis of treating as outstanding for a particular person, all shares of our capital stock outstanding on January 17, 2025. On January 17, 2025, there were 251,151,117 shares of Common Stock, no shares of Series A Preferred, 1,000 shares of Series B Preferred, 943 shares of Series D Preferred, 311 shares of Series E Preferred and 90 shares of Series F Preferred outstanding. The shares of Series B Preferred shall be voted together with the shares of Common Stock such that the aggregate voting power of the Series B Preferred is equal to 51% of the total voting power of the Company. Each outstanding share of Series D Preferred, Series E Preferred and Series F Preferred is entitled to vote with the Common Stock on any matter on an-as converted basis.

To calculate a stockholder’s percentage of beneficial ownership, we include in the numerator and denominator the Common Stock outstanding and all shares of Common Stock issuable to that person in the event of the exercise or conversion of outstanding options and other derivative securities, including our Series B Preferred, Series D Preferred, Series E Preferred and Series F Preferred, owned by that person that are exercisable or convertible within 60 days of January 17, 2025; provided, however, that holders of certain convertible notes and/or warrants will not be able to convert or exercise such convertible notes or warrants and receive shares of Common Stock upon such conversion or exercise to the extent that after giving effect to such issuance after conversion or exercise, the holder would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion or exercise of the applicable convertible note or warrant (a “Blocker Restriction”). If a person owns convertible notes or warrants that are not fully exercisable due to a Blocker Restriction applicable to such person, we have included in the calculation only the number of shares issuable upon the conversion or exercise of such convertible notes and/or warrants that, when added to the percentage ownership of the outstanding shares of Common Stock that such person owns giving effect to all other shares beneficially owned by such person, including shares issuable upon the exercise or conversion of other derivative securities that are exercisable or convertible within 60 days of January 17, 2025, that would bring such person’s beneficial ownership to 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion or exercise of the applicable convertible note or warrant. Common Stock options and derivative securities held by other stockholders are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership among our stockholders may differ. Unless we have indicated otherwise, each person named in the table has sole voting power and sole investment power for the shares listed opposite such person’s name.

(2)	Represents 7,024,627 shares issuable upon the exercise of stock options, and 700,000 shares issuable upon the exercise of warrants.

(3)	Represents 1,000 shares of Series B Preferred and 480 shares Series D Preferred.

(4)	Represents 8.8% of the aggregate voting power attributable to Mr. Porter’s ownership of the shares of Common Stock and Series D Preferred and 51% of the aggregate voting power attributable to Mr. Porter’s ownership of 100% of the outstanding Series B Preferred. Pursuant to the Certificate of Designation, Preferences Rights and Other Rights of Series B Preferred Stock of the Company, shares of Series B Preferred shall be voted together with the outstanding shares of Common Stock such that the aggregate voting power of the Series B Preferred is equal to 51% of the total voting power of the Company. However, shares of Series B Preferred are not convertible into Common Stock.

(5)	Represents 3,777,920 shares issuable upon the exercise of stock options.

(6)	Represents 3,805,510 shares issuable upon the exercise of stock options.

(7)	Represents 1,355,868 shares issuable upon the exercise of stock options.

(8)	The address of Shannon Kizer is 8917 Country Road, Lubbock, TX 79407.

(9)	The address of Aaron Kizer is 6970 Filly Road, Wolfforth, TX 79382.

(10)	The address of Jason Kizer is 5623 State Highway 206, Pep, NM 88126.

(11)	The address of William Kizer is 1698 South Roosevelt Road, Portales, NM 88130.

(12)	Represents 16,000,000 shares of Common Stock and 7,000,000 shares issuable upon the conversion of debt. The address of Herald Investment Management is 0-11 Charterhouse Square, London EC1M 6EE.

ACTION 1. APPROVAL OF REVERSE STOCK SPLIT

The Board recommended and the Consenting Stockholder approved the Certificate of Change to effectuate a Reverse Stock Split at an exchange ratio of up to 1-for-250 (or more plainly stated, up to every two hundred fifty existing shares would be exchanged for one new share) as the Board may determine.

The Reverse Stock Split will have no effect on the par value of our Common Stock. No fractional shares will be issued in connection with the Reverse Stock Split. The proposed form of Certificate of Change to implement the Reverse Stock Split is attached to this Information Statement as Appendix A.

Our Common Stock is currently quoted on the OTCQB market operated by the OTC Markets Group under the symbol “HWNI”.

The Board may elect not to implement the approved Reverse Stock Split at its sole discretion. The Board has the maximum flexibility to react to current market conditions and to therefore achieve the purposes of the Reverse Stock Split, if implemented, and to act in the best interests of our company and our stockholders.

Purpose of the Reverse Stock Split

We currently do not have any plans, arrangements or understandings, written or oral, to issue any of the authorized but unissued shares that would become available as a result of the Reverse Stock Split. The Reverse Stock Split is not being proposed in response to any effort of which we are aware to accumulate shares of Common Stock or obtain control of our company, and the Board also does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange, nor is it part of a plan by management to recommend to the Board and stockholders a series of amendments to our certificate of incorporation, except for those proposed in this Information Statement. The Board does not currently contemplate recommending the adoption of any other amendments to our Article of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of our company.

The primary purpose for effecting the Reverse Stock Split, should the Board choose to effect one, would be to, absent other factors, increase the per share price of our common stock, although we cannot provide any assurance that the post reverse stock split price would remain following the Reverse Stock Split. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will increase the market price of our Common Stock following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

The Board believes that, should the appropriate circumstances arise, effecting the Reverse Stock Split would, among other things, help us to:

Contemplated listing on a principal national securities exchange. Our Common Stock is currently quoted on the OTCQB under the symbol “HWNI”. Presently, our Common Stock trades sporadically. We intend to apply for listing of the Common Stock on a principal national securities exchange. We expect that the Reverse Stock Split will increase the market price of the Common Stock so that we will be able to meet the minimum bid price requirement of the listing rules of such an exchange, which is generally $4.00 per share. We cannot assure you we will be able complete an uplisting.

Broadening our investor base. We believe that by increasing the price of the Common Stock or potentially decreasing its volatility, the Reverse Stock Split may allow a broader range of institutional investors to invest in the Common Stock. For example, many funds and institutions have investment guidelines and policies that prohibit them from investing in stocks trading below a certain threshold. We believe that increased institutional investor interest in our company and the Common Stock will potentially increase the overall market for the Common Stock.

Increase in Analyst and Broker Interest. We believe the Reverse Stock Split would help increase analyst and broker-dealer interest in the Common Stock as many brokerage and investment advisory firms’ policies can discourage analysts, advisors, and broker-dealers from following or recommending companies with low stock prices. Because of the trading volatility and lack of liquidity often associated with lower-priced stocks, many brokerage houses have adopted investment guidelines, policies and practices that either prohibit or discourage them from investing in or trading such stocks or recommending them to their customers. Some of those guidelines, policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to broker-dealers. While we recognize that we may remain a “penny stock” under the rules of the Securities and Exchange Commission (the “SEC”), if the Common Stock is not listed on a national securities exchange, we expect that the increase in the stock price resulting from the Reverse Stock Split will position us better if our business continues to grow as we anticipate. Additionally, because brokers’ commissions and dealer mark-ups/mark-downs on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions and mark-ups/mark-downs on higher-priced stocks, the current average price per share of the Common Stock can result in stockholders or potential stockholders paying transaction costs representing a higher percentage of the total share value than would otherwise be the case if the share price were substantially higher.

Certain Risks Associated with the Reverse Stock Split

If the Reverse Stock Split does not result in a proportionate increase in the price of the Common Stock, we may be unable to meet the initial listing requirements of a principal national securities exchange.

We expect that the Reverse Stock Split will increase the market price of the Common Stock so that we will be able to meet the minimum bid price requirement under the listing rules of a principal national securities exchange. However, the effect of the Reverse Stock Split on the market price of the Common Stock cannot be predicted with certainty, and the results of reverse stock splits by companies under similar circumstances have varied. It is possible that the market price of the Common Stock following the Reverse Stock Split will not increase sufficiently for us to meet the minimum bid price requirement. If we are unable meet the minimum bid price requirement, we may not be unable to list our common stock on a principal national securities exchange.

Even if the Reverse Stock Split results in the requisite increase in the market price of the Common Stock, there is no assurance that we will be able to continue to comply with the minimum bid price requirement.

Even if the Reverse Stock Split results in the requisite increase in the market price of the Common Stock to be in compliance with the minimum bid price requirements of a principal national securities exchange, there can be no assurance that the market price of the Common Stock following the Reverse Stock Split will remain at the level required for continued compliance with such requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the implementation of the Reverse Stock Split, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. In any event, other factors unrelated to the number of shares of the Common Stock outstanding, such as negative financial or operational results, could adversely affect the market price of the Common Stock and jeopardize our ability to meet or continue to comply with the minimum bid price requirement.

The Reverse Stock Split may decrease the liquidity of the Common Stock.

The liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that will be outstanding following the Reverse Stock Split, especially if the market price of the Common Stock does not sufficiently increase as a result of the Reverse Stock Split. In addition, the Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of the Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

The increased market price of the Common Stock resulting from the Reverse Stock Split may not attract new investors, including institutional investors, and may not satisfy the investing guidelines of those investors, and consequently, the liquidity of the Common Stock may not improve.

Although we believe that a higher market price may help generate greater or broader investor interest in the Common Stock, there can be no assurance that the Reverse Stock Split will result in a per-share price increase sufficient to attract new investors, including institutional investors. Additionally, there can be no assurance that the market price of the Common Stock will satisfy the investing guidelines of those investors. As a result, the trading liquidity of the Common Stock may not necessarily improve following the Reverse Stock Split.

Disadvantages of a Reverse Stock Split

Reduced Market Capitalization. While we expect that the reduction in the outstanding shares of the Common Stock will increase the market price of such shares, we cannot assure you that the Reverse Stock Split will increase the market price of the Common Stock by a multiple corresponding to the final ratio of the Reverse Stock Split, or result in any permanent increase in the market price, which can be dependent upon many factors, including our financing activities, business, financial performance and prospects. Should the market price decline after the Reverse Stock Split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the Reverse Stock Split. In some cases the stock price of companies that have effected reverse stock splits has subsequently declined back to pre-reverse split levels. Accordingly, we cannot assure you that the market price of the Common Stock immediately after the effective date of the Reverse Stock Split will be maintained for any period of time or that the ratio of post- and pre-split shares will remain the same after the Reverse Stock Split is effected, or that the Reverse Stock Split will not have an adverse effect on our stock price due to the reduced number of shares outstanding after the Reverse Stock Split. A Reverse Stock Split is often viewed negatively by the market and, consequently, can lead to a decrease in our overall market capitalization. If the per share price does not increase proportionately as a result of the Reverse Stock Split, then our overall market capitalization will be reduced.

Increased Transaction Costs. The number of shares held by each individual stockholder will be reduced if the Reverse Stock Split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Stock Split could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their position.

Liquidity. Although the Board believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the price of our Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Effects of the Reverse Stock Split

As of January 17, 2025, we had 251,151,117 shares of our Common Stock issued and outstanding. Depending on the ratio for the Reverse Stock Split determined by our Board, a minimum of two and a maximum of 250 shares of existing Common Stock will be combined into one new share of Common Stock. The table below shows, as of January 17, 2025 the number of outstanding shares of Common Stock that would result from the listed hypothetical Reverse Stock Split ratios (without giving effect to the treatment of fractional shares):

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Stock Split

1-for-5	50,230,224
1-for-25	10,046,045
1-for-50	5,023,023
1-for-100	2,511,512
1-for-250	1,004,604

The actual number of shares issued after giving effect to the Reverse Stock Split, if implemented, will depend on the Reverse Stock Split ratio that is ultimately determined by our Board and by the number of issued and outstanding shares at the time of the Board decision.

The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any Stockholder’s percentage ownership interest in our company, except that as described below in “Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will be rounded up to the next whole number. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The implementation of the Reverse Stock Split will result in an increased number of available authorized shares of Common Stock. The resulting increase in such availability in the authorized number of shares of Common Stock could have a number of effects on our stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase in available authorized shares for issuance could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of our company more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of our company, even if the persons seeking to obtain control of our company offer an above-market premium that is favored by a majority of the independent stockholders. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. We do not have any other provisions in our Articles of Incorporation, Bylaws, employment agreements, credit agreements or any other documents that have material anti-takeover consequences. Additionally, we have no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. The Board is not aware of any attempt, or contemplated attempt, to acquire control of our company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Additionally, because holders of Common Stock have no preemptive rights to purchase or subscribe for any of our unissued stock, the issuance of additional shares of authorized Common Stock that will become newly available as a result of the implementation of the Reverse Stock Split will reduce the current stockholders’ percentage ownership interest in the total outstanding shares of Common Stock.

We may issue the additional shares of authorized Common Stock that will become available as a result of the Reverse Stock Split without the additional approval of its Stockholders.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the effectiveness of the Reverse Stock Split, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act. Our Common Stock will continue to be listed on the OTC Markets under the symbol “HWNI”.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the Reverse Stock Split ratio determined by the Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the Reverse Stock Split ratio determined by the Board, subject to our treatment of fractional shares.

For example, upon the effectiveness of the Reverse Stock Split at a ratio of 1-for-50, a warrant holder that previously held a warrant to purchase 100,000 shares of common stock at an exercise price of $0.10 per share, would hold a warrant to purchase 2,000 shares at an exercise price of $5.00 per share. Similarly, a convertible noteholder that previously held a convertible note that is convertible into 100,000 shares of common stock at a conversion price of $0.10 per share, would hold a note that is convertible into 2,000 shares at a conversion price of $5.00 per share.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split would become effective upon the filing of the Certificate of Change with the Secretary of State of the State of Nevada, and the approval of the Financial Industry Regulatory Authority (“FINRA”). We are required to file with FINRA an Issuer Company Related Action Notification Form. The Reverse Stock Split will not be effective until we obtain approval from FINRA. Our failure to timely make such filing with FINRA may constitute fraud under Section 10 of the Exchange Act.

The exact timing of the filing of the Certificate of Change and filing with FINRA to effect the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to us and our stockholders. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the Certificate of Change, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split. If the Certificate of Change effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Nevada by the close of business on the day that is 12 months from the date of the Action, our Board will abandon the Reverse Stock Split.

Beneficial Holders of Common Stock (i.e. Stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees

Registered “Book-Entry” Holders of Common Stock (i.e. Stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split Common Stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Until surrendered, we will deem outstanding certificates representing shares of our Common Stock (the “Old Certificates”) held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”). If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we will not issue certificates representing fractional shares. In lieu of issuing fractions of shares, we will round up to the next whole number.

Accounting Matters

The proposed Certificate of Change will not affect the par value of our Common Stock per share, which will remain $0.00001 par value per share. As a result, as of the effectiveness of the Reverse Stock Split, the stated capital attributable to Common Stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

No Appraisal Rights

Under Nevada law and our charter documents, holders of our Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the Reverse Stock Split except to the extent of their ownership of shares of our common stock and/or preferred stock.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Nevada of the Certificate of Change, even though the authority to effect the Reverse Stock Split has been approved by our stockholders. The Board is also expressly authorized to delay, not to proceed with, and abandon, the Reverse Stock Split if it should so decide, in its sole discretion, that such action is in the best interests of our stockholders.

The form of Certificate of Change is attached as Appendix A to this information statement.

OTHER MATTERS

Annual Report

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC (“Annual Report”), is incorporated in its entirety by reference into this Information Statement. A copy of the Annual Report as required to be filed with the SEC, excluding exhibits, will be mailed to stockholders without charge upon written request to High Wire Networks, Inc. Attention: Mark Porter, Chief Executive Officer, 30 North Lincoln Street, Batavia, Illinois 60510. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of our Common Stock on January 17, 2025. Exhibits to the Annual Report will be mailed upon similar request and payment of specified fees. The Annual Report is also available through the SEC’s website free of charge (www.sec.gov).

As the requisite stockholder vote for each of the actions described in this Information Statement was obtained upon the delivery of written consent from the holders of a majority of the votes entitled to be cast by the holders of our equity securities, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This Information Statement is for informational purposes only. Please read this Information Statement carefully.

Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

One set of information statement materials will be delivered to multiple stockholders sharing an address unless the affected stockholders have submitted contrary instructions. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you no longer wish to participate in “householding” and would prefer to receive a separate set of information statement materials, please notify your broker or us. Stockholders who currently receive multiple copies of the information statement materials at their addresses and would like to request “householding” of their communications should contact their brokers or us. Please direct your written request in this regard to us at 30 North Lincoln Street, Batavia, Illinois 60510.

Forward-Looking Statements and Information

This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. You can identify forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions. The forward-looking statements are based on management’s current expectations, estimates and projections about the us. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that it cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. You should rely only on the information we have provided in this Information Statement. We have not authorized any person to provide information other than that provided herein. We have not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

Where You Can Find More Information

We file annual, quarterly and special reports and other information with the SEC that can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549-0405. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC’s website (www.sec.gov). Copies of such materials may also be obtained by mail from the public reference section of the SEC at 100 F Street, N.E., Room 1850, Washington, D.C. 20549-0405 at prescribed rates.

Stockholders may obtain documents by requesting them in writing or by telephone (952) 974-4000 from us at the following address: 30 North Lincoln Street, Batavia, Illinois 60510.

This Information Statement is dated [_____], 2025. You should not assume that the information contained in this Information Statement is accurate as of any date other than that date.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE NOT

REQUESTED TO SEND US A PROXY

Yours truly,

/s/ Mark Porter
Mark Porter, Chief Executive Officer

Batavia, Illinois
[___________], 2025

APPENDIX A

Certificate of Change